                                                                      EXHIBIT 11



                             HARBINGER CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE



                                                             Three Months Ended
                                                         --------------------------
                                                                  March 31,
                                                         --------------------------
PRIMARY                                                      1996            1995
                                                         -----------     ----------
Weighted average common stock outstanding                 10,335,000      7,430,000

Net effect of dilutive stock options and warrants
   - based on the treasury method                                -          496,000
                                                         -----------     ----------

          Total                                           10,335,000      7,926,000
                                                         ===========     ==========


Net income applicable to common stockholders             $(8,301,000)    $  166,000
                                                         ===========     ==========

Net income per share applicable to common
   stockholders                                          $     (0.80)    $     0.02
                                                         ===========     ==========

Computational note:

      In connection with the computations for 1996, all common share equivalents have been excluded because their impact on the Company's net loss per share is antidilutive. In connection with the computations for 1995, the Company has included the effect of dilutive stock options and warrants pursuant to the rules of Securities and Exchange Commission.


















                                   FORM 10-Q
                                 PAGE 15 OF 15